As Filed With the Securities and Exchange Commission on April 1, 2004

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ENDOLOGIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0328265
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

13900 Alton Parkway, Suite 122, Irvine, California 92618
(949) 595-7200
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Paul McCormick
Chief Executive Officer
Endologix, Inc.
13900 Alton Parkway, Suite 122, Irvine, California 92618
(949) 595-7200
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Lawrence B. Cohn
Stradling Yocca Carlson & Rauth,
A Professional Corporation
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be		Proposed maximum offering	Proposed maximum
registered	Amount to be registered	price per share (1)	aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	3,200,000 shares	$5.21	$16,672,000	$2,112.34

(1)	The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by The Nasdaq National Market for the Registrant’s common stock on March 26, 2004, which was $5.21 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

Endologix, Inc.

3,200,000 Shares of Common Stock

     This prospectus relates to the offer and sale from time to time of up to 3,200,000 shares of our common stock which are held by certain of our current stockholders named in this prospectus, who are referred to herein as the selling stockholders, who purchased the shares of common stock pursuant to stock purchase agreements, each dated as of March 8, 2004.

     The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any proceeds from the selling stockholders’ sale of the shares of common stock. We have agreed to bear the expenses in connection with the registration and sale of the common stock offered by the selling stockholders and to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. See the section in this prospectus titled Plan of Distribution for additional information on how selling stockholders may conduct sales of our common stock.

     Our common stock currently is traded on the Nasdaq National Market under the symbol ELGX. On March 31, 2004 the closing price of our common stock was $5.55 per share.

See “Risk Factors” beginning on page 2 to read about the risks you should consider carefully before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April     , 2004.

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, the shares of common stock are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

i

ABOUT ENDOLOGIX

     Endologix is engaged in the development, manufacture, sales and marketing of minimally invasive therapies for the treatment of vascular disease. Our primary focus is the development of the PowerLink System, a catheter-based alternative treatment for abdominal aortic aneurysms, or AAA. AAA is a weakening of the wall of the aorta, the largest artery of the body. Once AAA develops, it continues to enlarge and if left untreated becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAAs is approximately 75%, making it the 13th leading cause of death in the United States.

     The PowerLink® System is a catheter and endoluminal graft, or ELG system. The self-expanding stainless steel cage is covered by ePTFE, a common surgical graft material. The PowerLink ELG is implanted in the abdominal aorta, gaining access through the femoral artery. Once deployed into its proper position, the blood flow is shunted away from the weakened or “aneurismal” section of the aorta, reducing pressure and the potential for the aorta to rupture. We believe that implantation of the PowerLink System will reduce the mortality and morbidity rates associated with conventional AAA surgery.

     Prior to developing the PowerLink System, we developed various catheter-based systems to treat cardiovascular disease. We licensed our proprietary Focus balloon technology to Guidant Corporation for use in Guidant’s coronary stent delivery systems. Sales of our PowerLink System in Europe and royalties from the Guidant license are the primary source of our current revenues. We expect that our revenues from Guidant will decline over the next few years as technological changes in the stent market make our Focus stent technology obsolete.

     More comprehensive information about our products and us is available through our worldwide web site at www.endologix.com. The information on our website is not incorporated by reference into this prospectus. Our main offices are at 13900 Alton Parkway, Suite 122, Irvine, California 92618, and our telephone number is (949) 595-7200.

RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. An investment in our common stock involves a high degree of risk.

Risks Related To Our Business

     We expect to incur losses for the foreseeable future and may never achieve profitability.

     From our formation in 1992 to December 31, 2003, we have incurred a cumulative net loss of approximately $73.9 million. We incurred a net loss of $5.9 million for the year ended December 31, 2003 and incurred a net loss of $6.6 million for the year ended December 31, 2002. As we do not anticipate receiving U.S. Food and Drug Administration, or FDA, approval of our PowerLink System until the second half of 2004, we do not expect to be profitable in 2004, and it is possible that we may never achieve profitability.

     We cannot assure you that we will be able to obtain regulatory approvals for the PowerLink AAA system.

     We need to complete a U.S. pivotal human clinical trial for the PowerLink System. The PowerLink System is the only product we have under development and it has not been approved for marketing by the FDA. Prior to granting approval, the FDA may require more information or clarification of information provided in our regulatory submissions, or more clinical studies, which could require significant additional expenditures. If granted, the FDA may impose limitations on the uses for which or how we may market the PowerLink System. Should we experience delays or be unable to obtain regulatory approvals, we may never generate significant revenues, and our business prospects will be substantially impaired.

     In Japan, we have completed our clinical trials for the PowerWeb System and are working with the Ministry of Health for regulatory approval. While we believe that we will receive regulatory approval in Japan in the second half of 2004, because this is the first AAA device submitted for approval, it is difficult for us to determine when or whether the device will be approved and if approved, when and whether the technology will be eligible for hospital reimbursement from the Japanese medical authorities and permit commercialization.

     In addition, any design, vendor or material change to the PowerWeb or PowerLink System may require regulatory approval. If we do not receive regulatory approval, we may not be able to commercialize the product.

     If we receive regulatory approval for our products and decide to market them, we will need to grow rapidly. Rapid growth may strain the capabilities of our managers, operations and facilities and, consequently, could harm our business.

     If we obtain FDA approval for the PowerLink System, commercial-scale production will require us to expand our operations. Rapid growth may strain our managerial and other organizational resources. Our ability to manage our growth will depend on the ability of our officers and key employees to:

•	manage the simultaneous manufacture of different products efficiently and integrate the manufacture of new products with existing product lines;

•	address difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel; and,

•	implement and improve our operational, management information and financial control systems.

     We rely on a single vendor to supply our graft material for the PowerLink System, and any disruption in our supply could delay or prevent us from completing our clinical trials or from producing the product for sale.

     Currently, we rely on Impra, a subsidiary of C.R. Bard, to supply us with graft, which is a primary component for the PowerLink System. Our reliance on a sole source supplier exposes our operations to disruptions in supply caused by:

•	failure of our supplier to comply with regulatory requirements;

•	any strike or work stoppage;

•	disruptions in shipping;

•	a natural disaster caused by fire, floods or earthquakes;

•	a supply shortage experienced by our sole source supplier; and

•	the fiscal health and manufacturing strength of our sole source supplier.

     Although we retain a significant stock of the graft material, the occurrence of any of the above disruptions in supply or other unforeseen events that could cause a disruption in supply from our sole source graft supplier may cause us to halt or delay our clinical trials. Because we do not have alternative suppliers, our sales and profitability would be harmed in the event of a disruption.

     We are currently only developing a single technology, the PowerLink System.

     Because of limited resources, we are currently only developing a single technology, the PowerLink System. If we are unable to commercialize the PowerLink System and reach positive cash flow from operations, we may not be able to fund development and commercialization of an alternative technology.

     Our operations are capital intensive, and we may need to raise additional funds in the future to fund our operations.

     Our activities are capital intensive. Although we believe that our existing cash resources and anticipated cash generated from operations will be sufficient to meet our planned capital requirements through at least June 30, 2005, we will require additional capital to fund on-going operations, including our anticipated full market product launch in the U.S. in 2005. Our cash requirements in the future may be significantly different from our current estimates and depend on many factors, including:

•	the scope and results of our clinical trials;

•	the time and costs involved in obtaining regulatory approvals;

•	the costs involved in obtaining and enforcing patents or any litigation by third parties regarding intellectual property;

•	the establishment of high volume manufacturing and sales and marketing capabilities; and,

•	our success in entering into collaborative relationships with other parties.

     To finance these activities, we may seek funds through additional rounds of financing, including private or public equity or debt offerings and collaborative arrangements with corporate partners. We may be unable to raise funds on favorable terms, or not at all. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If we issue debt securities, these securities could have rights superior to holders of our common stock, and could contain covenants that will restrict our operations. We might have to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to our technologies, product candidates or products that we otherwise would not relinquish. If adequate funds are not available, we might have to delay, scale back or eliminate one or more of our development programs, which would impair our future prospects.

     Our primary source of revenues is our Focus technology license agreement with Guidant.

     Our current and future revenues depend on the number of stent delivery systems that incorporate our Focus technology that are sold by Guidant Corporation. Under our license agreement with Guidant, we receive royalty payments only from Guidant’s sale of products using the Focus technology. Approximately 58% of our total revenues in the year ended December 31, 2003 were from Guidant. Our license revenues declined substantially following the release of unlicensed products by Guidant and introduction of drug-coated stents and may continue to decline precipitously. In any event, we expect that our revenues from Guidant will decline over the next few years as technological changes in the stent market make our Focus stent technology obsolete.

     We will need to devote significant resources to market our products and technology to physicians in order to achieve market acceptance. If we fail to achieve market acceptance, our business will suffer.

     Because the FDA and other regulatory agencies have approved other minimally-invasive AAA graft systems, we believe that unless we can demonstrate clinically superior results and are able to convince physicians of the superiority of the device, we may not be able to successfully market the products. Other companies may have superior resources to market similar products or technologies or have superior technologies and products to market. Therefore, even if our products gain regulatory approval, we will need to spend significant resources prior to achieving market acceptance. Any failure of our products to achieve commercial acceptance, or any inability on our part to devote the requisite resources necessary to market our products, will harm our business.

     We may rely on third-party distributors to sell and market any product we develop. They may do so ineffectively.

     We may depend on medical device distributors and strategic relationships, some of which may be with our competitors, to distribute the PowerLink System or any other product we develop. Significant consolidation among medical device suppliers has made it increasingly difficult for smaller suppliers like us to distribute products effectively without a relationship with one or more of the major suppliers. Consequently, we may enter into agreements with third parties to distribute any product we develop. If we enter into such relationships, we will depend directly on their efforts to market our product, yet we will be unable to control their efforts completely. If our distributors fail to market and sell our products effectively, our operating results and business may suffer substantially, or we may have to make significant additional expenditures to market our products.

     The market for our products is highly competitive, and competing medical device technologies may prove more effective in treating these conditions than our product candidates.

     Competition in the market for devices used in the treatment of vascular disease is intense, and we expect it to increase. The PowerLink System and other potential products will compete with treatment methods that are well established in the medical community, as well as treatments based on new technologies. We face competition from manufacturers of other catheter-based AAA graft devices and pharmaceutical products intended to treat vascular disease.

     The most significant devices that pose a competitive challenge to us include:

•	Medtronic’s AneuRx ,W. L. Gore’s Excluder, and the Cook Zenith AAA system which are available in the U.S. and Europe;

•	Other AAA graft systems by Medtronic and Johnson and Johnson, currently with more limited availability, and

•	other technologies in various phases of development, including pharmaceutical solutions.

     Any of these treatments could prove to be more effective or may achieve greater market acceptance than the PowerLink System. Even if these treatments are not as effective as the PowerLink System, many of the companies pursuing these treatments and technologies have:

•	significantly greater financial, management and other resources;

•	more extensive research and development capability;

•	established market positions; and,

•	larger sales and marketing organizations.

     In addition, we believe that many of the purchasers and potential purchasers of our competitors’ products prefer to purchase medical devices from a single source. Accordingly, many of our competitors will have an advantage over us because of their size and range of product offerings.

     Our future operating results are difficult to predict and may vary significantly from quarter to quarter. This fluctuation may negatively impact our stock price in the future.

     Because the PowerLink System is still in the research and development phase, we cannot predict when, if ever, we will have revenues based on the U.S. sales of the PowerLink System. Also, our current revenues are attributable primarily to a license agreement with Guidant, which limits our ability to predict future revenues. Moreover, we expect revenues pursuant to the license agreement with Guidant to diminish in the future as technology changes. In addition to the foregoing factors, our quarterly revenues and results of operations have fluctuated in the past and may fluctuate in the future due to:

•	the conduct of clinical trials;

•	the timing of regulatory approvals;

•	fluctuations in our expenses associated with expanding our operations;

•	new product introductions both in the United States and internationally;

•	variations in foreign exchange rates; and,

•	changes in third-party payors’ reimbursement policies.

     Therefore, we believe that period to period comparison of our operating results may not necessarily be reliable indicators of our future performance. It is likely that in some future period our operating results will not meet your expectations or those of public market analysts.

     Any unanticipated change in revenues or operating results is likely to cause our stock price to fluctuate since such changes reflect new information available to investors and analysts. New information may cause investors and analysts to revalue our stock, which could cause a decline in value.

Risks Related To Our Industry

     Our products and manufacturing activities are subject to extensive governmental regulation that could make it more expensive and time consuming for us to introduce new and improved products.

     Our products must comply with regulatory requirements imposed by the FDA and similar agencies in foreign countries. These requirements involve lengthy and detailed laboratory and clinical testing procedures, sampling activities, an extensive FDA review process and other costly and time-consuming procedures. It often takes companies several years to satisfy these requirements, depending on the complexity and novelty of the product. We also are subject to numerous additional licensing and regulatory requirements relating to safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Some of the most important requirements we face include:

•	FDA pre-market approval process;

•	California Department of Health Services requirements;

•	ISO 9001/EN46001 certification; and,

•	European Union CE Mark requirements.

     Government regulation may impede our ability to conduct clinical trials and to manufacture the PowerLink System and other prospective products. Government regulation also could delay our marketing of new products for a considerable period of time and impose costly procedures on our activities. The FDA and other regulatory agencies may not approve any of our products on a timely basis, if at all. Any delay in obtaining, or failure to obtain, such approvals could impede our marketing of any proposed products and reduce our product revenues.

     In addition, even after receipt of approval and market launch, our products remain subject to strict regulatory controls on manufacture, marketing and use. We may be forced to modify or recall our product after release. Any such action could have a material affect on the reputation of our products and on our business and financial position.

     Further, regulations may change, and any additional regulation could limit or restrict our ability to use any of our technologies, which could harm our business. We could also be subject to new federal, state or local regulations that could affect our research and development programs and harm our business in unforeseen ways. If this happens, we may have to incur significant costs to comply with such laws and regulations.

     We cannot predict the extent to which third-party payors may provide reimbursement for the use of our products.

     Our success in marketing products based on novel or innovative technology depends in large part on whether domestic and international government health administrative authorities, private health insurers and other organizations will reimburse customers for the cost of our product. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Further, many international markets have government managed healthcare systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government-managed systems. We cannot assure you that sufficient reimbursement will be available for any product that we may develop, in either the United States or internationally, to establish and maintain price levels sufficient to realize an appropriate return on the development of our new products.

     If government and third party payors do not provide adequate coverage and reimbursement for our new products, it will be very difficult for us to market our products to doctors and hospitals, and we may not achieve commercial success.

     We may be unable to protect our intellectual property from infringement. A failure to protect our technology may affect our business negatively.

     The market for medical devices is subject to frequent litigation regarding patent and other intellectual property rights. It is possible that our patents or licenses may not withstand challenges made by others or protect our rights adequately.

     Our success depends in large part on our ability to secure effective patent protection for our products and processes in the United States and internationally. We have filed and intend to continue to file patent applications for various aspects of our technology. However, we face the risks that:

•	we may fail to secure necessary patents prior to or after obtaining regulatory clearances, thereby permitting competitors to market competing products; and

•	our already-granted patents may be re-examined, re-issued or invalidated.

     We also own trade secrets and confidential information that we try to protect by entering into confidentiality agreements with other parties. We cannot be certain that any of the confidentiality agreements will be honored or, if breached, that we would have sufficient remedies to protect our confidential information. Further, our competitors may independently learn our trade secrets or develop similar or superior technologies. To the extent that our consultants, key employees or others apply technological information to our projects that they develop independently or others develop, disputes may arise regarding the ownership of proprietary rights to such information and such disputes may not be resolved in our favor. If we are unable to protect our intellectual property adequately, our business and commercial prospects likely will suffer.

     If our current products or licensed products infringe upon the intellectual property of our competitors, the sale of these products may be challenged and we may have to defend costly and time-consuming infringement claims.

     We may need to engage in expensive and prolonged litigation to assert any of our rights or to determine the scope and validity of rights claimed by other parties. With no certainty as to the outcome, litigation could be too expensive for us to pursue. Our failure to pursue litigation could result in the loss of our rights that could hurt our business substantially. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States, if at all.

     Our failure to obtain rights to intellectual property of third parties or the potential for intellectual property litigation could force us to do one or more of the following:

•	stop selling, making or using our products that use the disputed intellectual property;

•	obtain a license from the intellectual property owner to continue selling, making, licensing or using our products, which license may not be available on reasonable terms, or at all;

•	redesign our products or services; and

•	subject us to significant liabilities to third parties.

     If any of the foregoing occurs, we may be unable to manufacture and sell our products or license our technology and may suffer severe financial harm. Whether or not an intellectual property claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could harm our business.

     We may face product liability claims that could result in costly litigation and significant liabilities.

     Clinical testing, manufacturing and marketing of our products may expose us to product liability claims. Although we have, and intend to maintain insurance, the coverage limits of our insurance policies may not be adequate and one or more successful claims brought against us may have a material adverse effect on our business, financial condition and results of operations. Additionally, adverse product liability actions could negatively affect the reputation and sales of our products and our ability to obtain and maintain regulatory approval for our products.

Other Risks

     The price of our stock may fluctuate unpredictably in response to factors unrelated to our operating performance.

     The stock market periodically experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop. In particular, the market price of securities of small medical device companies, like ours, has been very unpredictable and may vary in response to:

•	announcements by us or our competitors concerning technological innovations;

•	introductions of new products;

•	FDA and foreign regulatory actions;

•	developments or disputes relating to patents or proprietary rights;

•	failure of our results of operations to meet the expectations of stock market analysts and investors;

•	changes in stock market analyst recommendations regarding our common stock;

•	changes in healthcare policy in the United States or other countries; and

•	general stock market conditions.

     Some provisions of our charter documents may make takeover attempts difficult, which could depress the price of our stock and inhibit your ability to receive a premium price for your shares.

     Provisions of our amended and restated certificate of incorporation could make it more difficult for a third party to acquire control of our business, even if such change in control would be beneficial to our stockholders. Our amended and restated certificate of incorporation allows our board of directors to issue up to five million shares of preferred stock and to fix the rights and preferences of such shares without stockholder approval. Any such issuance could make it more difficult for a third party to acquire our business and may adversely affect the rights of our stockholders. In addition, our board of directors is divided into three classes for staggered terms of three years. These provisions may delay, deter or prevent a change in control of us, adversely affecting the market price of our common stock.

     Substantial future sales of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

     We have approximately 31,677,000 shares of common stock outstanding, net of treasury stock, most of which are freely tradable. The market price of our common stock could drop due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of common stock.

FORWARD-LOOKING STATEMENTS

     This prospectus, including reports and documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our capital needs, product development programs, clinical trials, receipt of regulatory approval, intellectual property, expectations and intentions. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth under the section entitled Risk Factors and elsewhere in this prospectus. You should read the factors set forth in the section entitled Risk Factors and other cautionary statements made in this prospectus carefully, and understand that those factors and statements are applicable to all related forward-looking statements wherever they appear in this prospectus and in documents incorporated by reference. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions relating to, among other things:

•	research and development of our products;

•	development and management of our business and anticipated trends on our business;

•	our ability to attract, retain and motivate qualified personnel;

•	our ability to attract and retain customers;

•	the market opportunity for our products and technology;

•	the nature of regulatory requirements that apply to us, our suppliers and competitors and our ability to obtain and maintain any required regulatory and reimbursement approvals;

•	our future capital expenditures and needs;

•	our ability to obtain financing on commercially reasonable terms;

•	our ability to compete;

•	general economic and business conditions; and

•	other risks set forth under Risk Factors in this prospectus.

     You can identify forward-looking statements generally by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “should,” “could,” “seeks,” “anticipates,” “estimates,” “continues,” or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions.

     Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, either as a result of new information, future events or otherwise after the date of this prospectus. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

USE OF PROCEEDS

     All proceeds from the sale of our common stock covered by this prospectus will belong to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

\

SELLING STOCKHOLDERS

     In connection with the private placement of common stock to the selling stockholders pursuant to stock purchase agreements, dated as of March 8, 2004, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock we issued to the selling stockholders for resale by the selling stockholders, and to keep the registration statement effective until certain shares registered thereunder are sold. The registration statement, of which this prospectus is a part, was filed with the Securities and Exchange Commission pursuant to the registration rights provisions included in the stock purchase agreements. The registration of these shares of common stock for resale does not necessarily mean that the selling stockholders will sell all or any of the shares.

     The following table sets forth, as of March 25, 2004: (1) the name of the stockholder for whom we are registering shares under this registration statement; (2) the number of shares of our common stock owned by the stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the amount and (if one percent or more) the percentage of the class to be owned by such stockholder after completion of the offering. The percentage of outstanding common stock owned upon completion of the offering is calculated based on 31,676,945 shares of common stock issued and outstanding at March 25, 2004.

		Common Stock	Common Stock	Percentage of
	Common Stock	Being Offered	Owned Upon	Outstanding Common
	Owned Prior to	Pursuant to	Completion of	Stock Owned Upon
Selling Stockholder	Offering	this Prospectus	Offering (1)	Completion of Offering
S.A.C. Capital Associates, LLC (2)	1,580,400	1,000,000	580,400	1.8%
Federated Kaufmann Fund, a portfolio of Federated Equity Funds (3)	4,155,556	600,000	3,555,556	11.2%
Perry Partners International, Inc. (4)	450,000	450,000	—	—
Perry Partners L.P. (4)	150,000	150,000	—	—
T. Rowe Price New Horizons Fund, Inc. (5)	610,000	610,000	—	—
T. Rowe Price Health Sciences Fund, Inc. (5)	225,000	212,000	13,000	*
TD Mutual Funds – TD Health Sciences Fund (5)	63,200	58,000	5,200	*
Manufacturers Investment Trust – Health Sciences Trust (5)	36,400	33,200	3,200	*
NYC 457/401K Small Cap Account (5)	25,000	25,000	—	—
VALIC Company I – Health Sciences Fund (5)	26,900	24,500	2,400	*
IDEX Mutual Funds – IDEX – T. Rowe Price Health Sciences (5)	21,600	19,700	1,900	*
Raytheon Master Pension Trust – Health Sciences (5)	11,200	10,200	1,000	*

		Common Stock	Common Stock	Percentage of
	Common Stock	Being Offered	Owned Upon	Outstanding Common
	Owned Prior to	Pursuant to	Completion of	Stock Owned Upon
Selling Stockholder	Offering	this Prospectus	Offering (1)	Completion of Offering
Raytheon Company Combined DB/DC Master Trust – Health Sciences (5)	7,000	6,400	600	*
T. Rowe Price Health Sciences Portfolio, Inc. (5)	1,100	1,000	100	*

*	Less than one percent.

(1)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus.

(2)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of the listed shares.

(3)	Federated Kaufmann Fund (“FKF”) is a portfolio of Federated Equity Funds, a registered investment company. FKF’s advisor is Federated Investment Management Company (“FIMC”) which has delegated daily management of the fund’s assets to Federated Global Investment Management Corp. (“FGIMC”), as subadvisor. While the officers and directors of FIMC have dispositive power over FKF’s portfolio securities, they customarily delegate this dispositive power, and therefore the day to day dispositive decisions are made by the portfolio managers of FKF, currently Lawrence Auriana and Hans P. Utsch. Messrs. Auriana and Utsch disclaim any beneficial ownership of the shares. With respect to voting power, FKF has delegated the authority to vote proxies to FIMC. FIMC has established a Proxy Voting Committee to cast proxy votes on behalf of FKF in accordance with proxy voting policies and procedures approved by FKF.

(4)	Perry Corp., a New York corporation, acts as investment adviser for Perry Partners International, Inc. and as general partner for Perry Partners L.P. Perry Corp. is a private investment firm and Richard C. Perry is the president and sole stockholder of Perry Corp. Mr. Perry disclaims beneficial ownership of the listed shares.

(5)	T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by the funds and separately managed accounts listed under its name in the table above, as well as shares owned by certain other individual and institutional investors. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of common stock offered pursuant to this prospectus. The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on The Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others:

•	ordinary brokerage transactions;

•	privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

     The selling stockholders may pay usual and customary or specifically negotiated brokerage fees or commissions.

     To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents also may receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares offered pursuant to this prospectus. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 or other exemption from registration may be sold under Rule 144 or other exemption rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under current applicable rules and regulations of the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares being offered pursuant to this prospectus.

     The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell any or all of the shares.

     We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders, and each underwriter, if any, for, among other things, liabilities based on untrue material facts, or omissions of material facts, contained in this prospectus. The selling stockholders have agreed to indemnify us for liabilities based on untrue material facts, or omissions of material facts, contained in this prospectus, but only to the extent that such material fact or omission is made in reliance on written information furnished by the selling stockholders specifically for use in preparation of the registration statement, of which this prospectus is a part. The selling stockholders will pay any applicable underwriters’ commissions and expenses, brokerage fees or transfer taxes. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation.

EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update and supercede this prospectus. We incorporate by reference the following documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated, except for information furnished under Item 9 or Item 12 of Form 8-K, which is not deemed filed and not incorporated by reference herein:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 26, 2004; and

•	Current Report on Form 8-K, filed with the SEC on March 10, 2004.

•	Registration Statement on Form 8-A, relating to the description of our Common Stock, filed with the SEC on May 3, 1996, including any amendment or report filed for the purposed of updating such description.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: Investor Relations, Endologix, Inc., 13900 Alton Parkway, Suite 122, Irvine, California 92618; (949) 595-7200.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     Our common stock is traded on the Nasdaq National Market. You can also inspect material filed by us at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee. All of the amounts shown will be paid by us.

Securities and Exchange Commission Fee	$2,112
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	8,000
Miscellaneous Expenses	1,000

Total	$26,112

Item 15. Indemnification of Directors and Officers.

     Our Certificate of Incorporation, as amended, limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our bylaws provide that Endologix shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

     The directors and officers of Endologix are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by Endologix.

Item 16. Exhibits.

     The following exhibits are filed as part of this registration statement:

4.1	Stock Purchase Agreements, dated as of March 8, 2004, between Endologix, Inc. and the selling stockholders (Incorporated by reference to Exhibit 99.1 of the Form 8-K filed with the SEC by Endologix on March 10, 2004).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page hereto).

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 31st day of March, 2004.

ENDOLOGIX, INC.
By:	/s/ Paul McCormick
Paul McCormick
Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned directors and officers of Endologix, Inc., do hereby constitute and appoint Paul McCormick and David M. Richards, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or ether of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Paul McCormick Paul McCormick	President, Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2004

/s/ Franklin D. Brown Franklin D. Brown	Executive Chairman and Director	March 31, 2004

/s/ David M. Richards David M. Richards	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	March 31, 2004
Maurice Buchbinder, M.D.	Director

/s/ Roderick de Greef Roderick de Greef	Director	March 31, 2004

/s/ Edward M. Diethrich Edward M. Diethrich, M.D.	Director	March 31, 2004

Signature	Title	Date
Jeffrey F. O’Donnell	Director

/s/ Gregory D. Waller Gregory D. Waller	Director	March 31, 2004

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Stock Purchase Agreements, dated as of March 8, 2004, between Endologix, Inc. and the selling stockholders (Incorporated by reference to Exhibit 99.1 of the Form 8-K filed with the SEC by Endologix on March 10, 2004).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation
(included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page hereto).